Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, dated as of August 20, 2013 (the “Agreement”) by and among CODESMART HOLDINGS, INC., a Florida corporation (“the Parent”), THE CODESMART GROUP, INC., a corporation incorporated under the laws of Nevada (“CodeSmart”), 68.06% of the outstanding capital of which is owned by the Parent, and Marc Kovens, with the address at 60 Edgewater Dr., Coral Gables, FL 33133 (“CodeSmart Shareholder”).

WHEREAS, as of the date of this Agreement, the CodeSmart Shareholder has invested $1,350,000 in International Alliance Solutions, LLC, a limited liability company under the laws of Delaware (“IAS”);

WHEREAS, IAS has transferred all of its assets, including the trademark “CODESMARTTM” to CodeSmart, and the CodeSmart Shareholder was issued a total of 11,500,000 shares (“CodeSmart Shares”) of common stock, par value $.0001 of CodeSmart (“CodeSmart Common Stock”) as consideration for such transfer by IAS;

WHEREAS, on May 3, 2013, the Parent acquired 68.06% of the total outstanding shares of CodeSmart Common Stock through a share exchange transaction with CodeSmart and certain shareholders of CodeSmart; and

WHEREAS, the Parent and the CodeSmart Shareholder believes it is in their best interest to exchange with the Parent the CodeSmart Shares which the CodeSmart Shareholder holds for the consideration as provided in Sections 1.1 and 1.3 hereof.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF CODESMART SECURITIES FOR PARENT SHARES

Section 1.1 Agreement of  CodeSmart Shareholder and the Parent to Exchange the Parent Shares for CodeSmart Shares.  On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, CodeSmart Shareholder shall sell, assign, transfer, convey and deliver all of the CodeSmart Shares (an aggregate of 11,500,000 shares of CodeSmart Common Stock, representing approximately 31.94% of the total outstanding capital of CodeSmart) to the Parent, and the Parent shall accept all of the CodeSmart Shares from CodeSmart Shareholder in exchange for: (i) payment of $1,350,000 in cash to the CodeSmart Shareholder on or prior to August 20, 2013, and (ii) the issuance of 2,808,000 shares of common stock of the Parent, par value $.0001 (the “Parent Shares”) to the CodeSmart Shareholder.

Section 1.2 Closing.  The closing of the exchange to be made pursuant to this Agreement (the "Closing") shall take place at approximately 12:00 pm E.S.T. on the second business day after the conditions to closing set forth in Articles V and VI have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of Ofsink, LLC, 900 Third Avenue, 5th Floor, New York, New York 10022. At the Closing, CodeSmart Shareholder shall cause the Parent to be registered as the shareholder of a total of the 11,500,000 shares of the CodeSmart Common Stock representing 31.94% of outstanding shares of CodeSmart Common Stock on the book of CodeSmart.  In full consideration and exchange for all equity interests of CodeSmart, the Parent shall issue and exchange to CodeSmart Shareholders the Parent Shares.

Section 1.3 Piggyback Registration Rights.  In addition to the consideration set forth in Section 1.1 hereof, the Parent hereby agrees that the CodeSmart Shareholder shall have the following rights with respect to filing registration statements (each a “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the resale of the Parent Shares and any equity issued with respect to the Parent Shares due to a dividend or stock split in connection with a combination or conversion of equity securities, recapitalization, merger, consolidation or other reorganization (“Registrable Shares”); however, as to any particular equity securities constituting Registrable Shares, such equity securities will cease to be Registrable Shares when they have been (i) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, or sold to the public through a broker, dealer or market maker pursuant to Rule 144 (or by similar provision then in force) under the Securities Act, (ii) when registration under the Securities Act would no longer be required for the immediate sale of all equity securities held by such Person pursuant to the provisions of Rule 144 (or any successor provision); or (iii) one year has passed from the date hereof.

(a) Registrable Shares. If at any time when there is not an effective Registration Statement providing for the resale of all of the Parent Shares held by the CodeSmart Shareholder, whenever the Company proposes to prepare and file with the Commission a Registration Statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (other than for an underwritten offering or on Form S-4 or Form S-8, each as promulgated under the 1933 Act, or their then equivalents), and the registration form to be used may be used for the registration of Registrable Shares, the Parent shall cause the Parent send to the CodeSmart Shareholder a written notice of such determination.  If within ten (10) days after receipt of such notice, or within such shorter period of time as may be specified by the Parent in such written notice as may be necessary for the Parent and the Parent to comply with its obligations with respect to the timing of the filing of such Registration Statement (“Notice Deadline”), the CodeSmart Shareholder shall so request in writing, (which request shall specify the Registrable Shares intended to be registered), the Parent will cause the Parent to use commercially reasonable efforts to cause the registration under the 1933 Act of all Registrable Shares which the Parent has been so requested to register by the CodeSmart Shareholder (the “Piggy-Back Registration”). If, by the Notice Deadline, the Parent receives no notice from the CodeSmart Shareholder for requesting to include his Registrable Shares into a Registration Statement pursuant to this Section 1.3 hereunder, the CodeSmart Shareholder shall be deemed to have waived his rights to Piggy-Back Registration hereunder.

(b) Mandated Reduction of Registrable Shares.  If, for any reason, the Commission requires that the number of Registrable Shares to be registered for resale pursuant to the Registration Statement in connection with any Registration Statement, be reduced, or if a greater number of Registrable Shares is offered for participation in the proposed offering than in the reasonable opinion of the managing underwriter of the proposed offering can be accommodated without adversely affecting the proposed offering, such reduction (the “Cut Back Shares”) shall be allocated and applicable: (x) firstly, to all of the Registrable Shares that are requested to be included in the Registration Statement by the CodeSmart Shareholder, and (y) secondly, any remaining unallocated Cut Back Shares shall be allocated among the other holders of the Registrable Shares that are included in such Registration Statement on a pro rata basis until the reduction required by the Commission is effected.

(c) Expenses.  All expenses incurred by the Parent in complying with Section 1.3, including, without limitation, all registration and filing fees, printing expenses (if required), fees and disbursements of counsel and independent public accountants for the Parent, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the FINRA, transfer taxes, and fees of transfer agents and registrars, are called “Registration Expenses.” The Parent will pay all Registration Expenses in connection with any registration statement described in Section 1.3.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent hereby represents, warrants and agrees as follows:

Section 2.1 Corporate Organization.  The Parent is a corporation duly organized, validly existing and in good standing under the laws of Florida, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by the Parent or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of the Parent (a "Parent Material Adverse Effect");

Section 2.2 Capitalization of the Parent  The authorized capital stock of the Parent consists of 500,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $.0001 per share (“Preferred Stock”). Of such authorized capital, 15,789,293 shares of Common Stock and 1 share of Series A Preferred Stock are issued and outstanding as of the date hereof. The Parent Shares have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof.  As of the date of this Agreement there are and as of the Closing Date, except as set forth on Schedule 2.2, there will be, no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of the Parent, except for the Parent Shares to be issued pursuant to this Agreement.

Section 2.3 Subsidiaries and Equity Investments.  The Parent does not own any subsidiaries or equity interest in corporations, partnerships or joint ventures except as set forth on Schedule 2.3.

Section 2.4 Authorization and Validity of Agreements.  The Parent has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Parent and the consummation by the Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Parent, and no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.5 No Conflict or Violation.  The execution, delivery and performance of this Agreement by the Parent does not and will not violate or conflict with any provision of its Articles of Incorporation or By-laws, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Parent is a party or by which it is bound or to which any of their respective  properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of the Parent, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which the Parent is bound.

Section 2.6 Consents and Approvals.  No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by the Parent or performance by the Parent of its obligations hereunder.

Section 2.7 Absence of Certain Changes or Events.  To the best knowledge of the Parent:

(a) as of the date of this Agreement, there is no, and as of the Closing Date there shall not be any, event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of the Parent; and

(b) there has not been, and as of the Closing Date there shall not be, any declaration, setting aside or payment of dividends or distributions with respect to shares of capital stock of the Parent or any redemption, purchase or other acquisition of any capital stock of the Parent or any other of the Parent’s securities.

Section 2.8 Survival.  Each of the representations and warranties set forth in this Article II shall be deemed represented and made by the Parent at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary of the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CODESMART

CodeSmart represents, warrants and agrees as follows:

Section 3.1 Corporate Organization.

(a) CodeSmart is duly organized, validly existing and in good standing under the laws of Nevada and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by CodeSmart or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of CodeSmart (a "CodeSmart Material Adverse Effect").

(b) Copies of the Articles of Incorporation of CodeSmart, with all amendments thereto to the date hereof, have been furnished to the Parent, and such copies are accurate and complete as of the date hereof.  CodeSmart does not own or maintain any minute books that contain the minutes of all meetings of the Board of Directors and the shareholders of CodeSmart as of the date of this Agreement.

Section 3.2 Capitalization of CodeSmart; Title to the CodeSmart Equity Interests.  On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, CodeSmart has a total of 36,000,000 shares of CodeSmart Common Stock issued and outstanding. CodeSmart Shareholder shall own 11,500,000 shares of CodeSmart Common Stock, representing 31.94% of the equity interests of CodeSmart.

Section 3.3 Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of CodeSmart in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.4 Survival.  Each of the representations and warranties set forth in this Article III shall be deemed represented and made by CodeSmart at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary of the date of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CODESMART SHAREHOLDER

The CodeSmart Shareholder represents, warrants and agrees as follows:

Section 4.1 Authorization and Validity of Agreements. CodeSmart Shareholder has all entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and the execution and delivery of this Agreement by the CodeSmart Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action and no other proceedings on the part of the CodeSmart Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No approvals by the shareholders of CodeSmart are required for the CodeSmart Shareholder to consummate the transactions contemplated hereby.

Section 4.2 No Conflict or Violation.  The execution, delivery and performance of this Agreement by CodeSmart Shareholder does not and will not violate or conflict with any provision of the constituent documents of the CodeSmart Shareholder, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority.

Section 4.3 Investment Representations.  The Parent Shares to be acquired by CodeSmart the Shareholder pursuant to this Agreement will be acquired hereunder solely for the account of CodeSmart Shareholder, for investment, and not with a view to the resale or distribution thereof. The CodeSmart Shareholder understands and is able to bear any economic risks associated with CodeSmart Shareholders’ investment in the Parent Shares. The CodeSmart Shareholder has had full access to all the information. The CodeSmart Shareholders considers necessary or appropriate to make an informed investment decision with respect to the Parent Shares to be acquired under this Agreement.

Section 4.4 CodeSmart Shareholder Status.  The CodeSmart Shareholder is an “accredited” investor as such term is defined in Rule 501(a) of Regulation D promulgated by the Commission under the Securities Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable CodeSmart Shareholder to utilize the information made available by the Parent to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.  CodeSmart Shareholder is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.  CodeSmart Shareholder is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended.  CodeSmart Shareholder understands that the Parent is relying on its representations and agreements for the purpose of determining whether this transaction meets the requirements of the exemptions afforded by the Securities Act and certain state securities laws.

Section 4.5 Reliance on Exemptions.  The CodeSmart Shareholder understands that the Common Stock is being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Parent is relying upon, among other things, the truth and accuracy of, and CodeSmart Shareholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of CodeSmart Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of CodeSmart Shareholders to acquire the Parent Shares. The CodeSmart Shareholder acknowledges and agrees that issuance of the Parent Shares hereunder is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Act,”) by virtue of: (i) Section 4(2) of the Act, and Regulation D, Rule 506 promulgated thereunder (“Regulation D”) and, accordingly, is being made to “accredited” investors as that term is defined in Regulation D.

Section 4.6 Information.  CodeSmart Shareholder and his advisors, if any, have been furnished with all materials relating to the offer and sale of the Common Stock which have been requested by CodeSmart Shareholder. CodeSmart Shareholder and his advisors, if any, have been afforded the opportunity to ask questions of the Parent. Neither such inquiries nor any other due diligence investigations conducted by CodeSmart Shareholder or his advisors, if any, or its representatives shall modify, amend or affect CodeSmart Shareholder’s right to rely on the representations and warranties contained herein. The CodeSmart Shareholder understands that its investment in the Parent Shares involves a high degree of risk and is able to afford a complete loss of such investment. The CodeSmart Shareholder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision in respect of its acquisition of the Parent Shares.

Section 4.7 No Governmental Review.  CodeSmart Shareholder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Parent Shares or the fairness or suitability of the investment in the Common Stock nor have such authorities passed upon or endorsed the merits of the offering of the Parent Shares.

Section 4.8 Transfer or Resale.  CodeSmart Shareholder understands:  (i) neither the Parent Shares have been or are being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) CodeSmart Shareholder shall have delivered to the Parent an opinion of counsel, in a form reasonably acceptable to the Parent, to the effect that such Parent Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) CodeSmart Shareholder provides the Parent with assurance reasonably acceptable to the Parent that such Parent Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Parent Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of Parent Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) none of the Parent or any other person is under any obligation to register the Parent Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

Section 4.9 Survival.  Each of the representations and warranties set forth in this Article IV shall be deemed represented and made by the CodeSmart Shareholder at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE V

RELEASES

Section 5.1 Upon the Closing, the CodeSmart Shareholder and his respective assigns, successors, subsidiaries, affiliates, owners, shareholders, predecessors, agents, representatives, officers, directors, and employees forever mutually release and discharge each of the Parent, CodeSmart, IAS and their assigns, successors, subsidiaries, affiliates, owners, members, predecessors, agents, representatives, officers, directors, and employees from any and all causes of action, actions, judgments, liens, damages, losses, claims, liabilities, and demands whatsoever, whether known or unknown, which each other had, now has, or hereafter can, shall, or may have, however arising, including by reason of any duty, breach, act, omission, condition or occurrence through and including the Closing Date and/or by reason of any fact, act, matter, cause or thing of any kind whatsoever.

Section 5.2 Upon the Closing Date, the Parent, CodeSmart, IAS and their assigns, successors, subsidiaries, affiliates, owners, members, predecessors, agents, representatives, officers, directors, and employees forever mutually release and discharge the CodeSmart Shareholder and his assigns, successors, subsidiaries, affiliates, owners, shareholders, predecessors,  agents, representatives, officers, directors, and employees from any and all causes of action, actions, judgments, liens, damages, losses, claims, liabilities, and demands whatsoever, whether known or unknown, which each other had, now has, or hereafter can, shall, or may have, however arising, including by reason of any duty, breach, act, omission, condition or occurrence through and including the Effective Date and/or by reason of any fact, act, matter, cause or thing of any kind whatsoever.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF CODESMART SHAREHOLDER

The obligations of the CodeSmart Shareholder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by CodeSmart Shareholder in his sole discretion:

Section 6.1 Representations and Warranties of the Parent All representations and warranties concerning the Parent made in this Agreement shall be true and correct on and as of the Closing Date as if again made by the Parent as of such date.

Section 6.2 Agreements and Covenants.  The Parent shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 6.3 Consents and Approvals.  Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 6.4 Closing Documents.  CodeSmart Shareholder shall have received the Parent Shares, such other certificates, instruments and documents in confirmation of the representations and warranties of the Parent or in furtherance of the transactions contemplated by this Agreement as he or his counsel may reasonably request.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF THE PARENT

The obligations of the Parent to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Parent in its sole discretion:

Section 7.1 Representations and Warranties of CodeSmart and CodeSmart Shareholders.  All representations and warranties made by CodeSmart and CodeSmart Shareholders in this Agreement shall be true and correct on and as of the Closing Date as if again made by CodeSmart and CodeSmart Shareholders on and as of such date.

Section 7.2 Agreements and Covenants.  CodeSmart and CodeSmart Shareholders shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 7.3 Consents and Approvals.  All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 7.4 No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of CodeSmart, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 7.5 Other Closing Documents.  CodeSmart shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of CodeSmart and CodeSmart Shareholders or in furtherance of the transactions contemplated by this Agreement as the Parent or its counsel may reasonably request.

Section 7.6 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation, shall have been instituted or threatened against CodeSmart or CodeSmart Shareholder.

ARTICLE VIII

TERMINATION AND ABANDONMENT

Section 8.1 Methods of Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

(a) By the mutual written consent of the parties;

(b) By the Parent upon a material breach of any representation, warranty, covenant or agreement on the part of CodeSmart Shareholders set  forth in this Agreement, or if any representation or warranty of CodeSmart and CodeSmart Shareholders shall become untrue, in either case such that any of the conditions set forth in Article VII hereof would not be satisfied, and such breach shall, if capable of cure, has not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

(c) By CodeSmart Shareholders, upon a material breach of any representation, warranty, covenant or agreement on the part of the Parent set forth in this Agreement, or, if any representation or warranty of the Parent and the shareholders of the Parent shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied, and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach; and

(d) By any party if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 8.2 Procedure Upon Termination.  In the event of termination and abandonment of this Agreement by a party pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action.  If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VIII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Survival of Provisions.  The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement for a period of one year. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

Section 9.2 Publicity.  No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law.  If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.3 Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.4  Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.5 Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to the Parent or CodeSmart to:

275 Seventh Avenue, 7th Floor
New York, NY 10001
Attn: Mr. Ira Shapiro
Tel:     646-248-8550
Email: ishapiro@codesmartgroup.com

with a copy to:

Ofsink, LLC
900 Third Avenue, 5th Floor
New York, New York 10022
Attn: Darren Ofsink, Esq.
Fax: 646-224-9844

If to CodeSmart Shareholder, to:

60 Edgewater Dr.
Coral Gables, FL 33133
Attn: Mr. Marc Kovens
Tel:   828-898-4428
Email: mrmdk@aol.com

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.5

Section 9.6 Entire Agreement.  This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.7 Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.8 Titles and Headings.  The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.10 Convenience of Forum; Consent to Jurisdiction.  The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.5.

Section 9.11 Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 9.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

IN WITNESS WHEREOF, the parties hereto have executed this Share Exchange Agreement as of the date first above written.

CODESMART HOLDINGS INC.

By:	/s/ Ira Shapiro
Name:	Ira Shapiro
Title:	Chief Executive Officer

THE CODESMART GROUP, INC.

By:	/s/ Ira Shapiro
Name:	Ira Shapiro
Title:	Chief Executive Officer

CODESMART SHAREHOLDER:

/s/ Marc Kovens
Marc Kovens

Schedule 2.2
Capitalization

As of the date of this Agreement, the Company has 15,803,293 shares of Common Stock issued and outstanding and 1 share of Series A Convertible Preferred Stock, par value, $.0001 per share issued and outstanding. There are no warrants or options issued and outstanding.

Schedule 2.3
Subsidiaries

As of the date of this Agreement, the Parent owns 68.06% of the total outstanding shares of The CodeSmart Group, Inc., and 100% of the total outstanding membership interests of American Coding Quality Association, LLC.